Exhibit 2.1

MASTER AGREEMENT

BY AND AMONG

THE MACERICH COMPANY,

PACIFIC PREMIER RETAIL LP,

MACPT LLC,

MACERICH PPR GP LLC,

QUEENS JV LP,

MACERICH QUEENS JV LP,

QUEENS JV GP LLC,

AND

1700480 ONTARIO INC.

DATED: NOVEMBER 14, 2014

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12.	FILINGS UNDER CANADIAN SECURITIES LAW	23

EXHIBITS

EXHIBIT A:	FORM OF ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS (PPRLP) AND ELECTING COMMON UNITS (PPRT)

EXHIBIT B:	FORM OF ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS (QUEENS JV LP)

EXHIBIT C:	[INTENTIONALLY OMITTED]

EXHIBIT D:	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E:	FORM OF OMM OPINION LETTER

EXHIBIT F:	FORM OF GP OPINION LETTER AND VENABLE OPINION LETTER

EXHIBIT G:	FORM OF 1700480 FIRPTA

EXHIBIT H:	[INTENTIONALLY OMITTED]

EXHIBIT I:	LISTS OF INDIVIDUALS RESIGNING AS CLASS B ADVISORS (PPRLP AND QUEENS JV), OTPP TRUSTEE (PPRT) AND CLASS B MANAGERS (QUEENS CENTER)

EXHIBIT J:	FORM OF DESIGNATION OF REPLACEMENT OTPP TRUSTEES (PPRT)

EXHIBIT K:	FORM OF DESIGNATION OF REPLACEMENT CLASS B ADVISORS (PPRLP)

EXHIBIT L:	FORM OF DESIGNATION OF REPLACEMENT CLASS B ADVISORS (QUEENS JV)

EXHIBIT M:	FORM OF FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF QUEENS CENTER (WITH DESIGNATION OF REPLACEMENT

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MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2014 by and among Pacific Premier Retail LP, a Delaware limited partnership (“PPRLP”), MACPT LLC, a Delaware limited liability company (“MACPT”), Macerich PPR GP LLC, a Delaware limited liability company (“PPR GP”), Queens JV LP, a Delaware limited partnership (“Queens JV”), Macerich Queens JV LP, a Delaware limited partnership (“Macerich Queens”), Queens JV GP LLC, a Delaware limited liability company (“Queens GP”), The Macerich Company, a Maryland corporation (“Macerich”), and 1700480 Ontario Inc., a corporation existing under the laws of the Province of Ontario (“1700480”).  PPRLP, MACPT, PPR GP, Queens JV, Macerich Queens, Queens GP and Macerich are collectively referred to herein as the “Macerich Parties”.

RECITALS:

A.            Ontario Teachers’ Pension Plan Board, a corporation (without shares) existing under the laws of Ontario created pursuant to the Teachers’ Pension Plan Act of the Province of Ontario (“OTPP”), owns 100% of the capital shares of 1700480.

B.            1700480 owns 107,920 Class B Common Units of PPRLP (which represents 49.14% of the limited partnership interests of PPRLP), 30 Electing Common Units of Pacific Premier Retail Trust, a Maryland real estate investment trust (“PPRT”), and 490 Class B Common Units of Queens JV (which represents 49% of the limited partnership interests of Queens JV).  In addition, 1700480 is a party to that certain Unitholders’ Agreement, dated as of November 4, 2011, by and among Macerich PPR Corp., a Maryland corporation, 1700480, PPRLP, and the holders of all Common Units in PPRT that are not Electing Common Units (the “Unitholders’ Agreement”).

C.            MACPT now desires to purchase 107,920 Class B Common Units in PPRLP and 30 Electing Common Units in PPRT from 1700480 and to assume the Unitholders’ Agreement Rights and Obligations (as defined below) in exchange for cash and shares of common stock, par value $0.01 per share, of Macerich (“Macerich Common Stock”).

D.            Macerich Queens now desires to purchase 490 Class B Common Units in Queens JV from 1700480 in exchange for cash and shares of Macerich Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by each signatory hereto, the parties hereto hereby agree as follows:

1.                                      FINANCIAL STATEMENTS/TAX FILING DELIVERABLES.

1.1          PPRLP.  No later than March 31, 2015, the Macerich Parties shall deliver to 1700480 consolidated financial statements of PPRLP and its subsidiaries, prepared in accordance with GAAP.  For the taxable year ending December 31, 2014, the Macerich Parties shall prepare or cause to be prepared all withholding and income tax returns for PPRLP and its subsidiaries and shall further cause such returns to be timely filed with the appropriate authorities. The Macerich Parties shall use commercially reasonable efforts to deliver draft withholding and income tax returns to 1700480 for its review on or prior to June 1, 2015. 1700480 shall have fifteen (15) Business Days following receipt of such draft withholding and income tax returns to provide comments to the Macerich Parties. The Macerich Parties and 1700480 shall work collaboratively in good faith to resolve such comments as soon as possible.  Each of the Macerich Parties and 1700480 shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to (a) any tax returns of PPRLP for any period in which 1700480 was a partner of PPRLP, (b) any tax returns of PPRT for any period in which 1700480 was a Shareholder of PPRT, or (c) any claimed withholding obligation (together, “PPRLP Tax Contest”) and furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any PPRLP Tax Contest.  Each of the Macerich Parties and 1700480 shall be entitled to participate at their expense in the defense of any tax audit or administrative or court proceeding relating to any PPRLP Tax Contest, and shall cooperate in good faith in preparing for any audits of, or disputes with taxing authorities regarding any PPRLP Tax Contest.  In the case of a dispute between the Macerich Parties and 1700480, an independent accounting firm of recognized international standing as may be mutually selected by the Macerich Parties and 1700480 shall be appointed to resolve any items that remain in dispute.

1.2          Queens JV.  No later than March 31, 2015, the Macerich Parties shall deliver to 1700480 consolidated financial statements of Queens JV and its subsidiaries, prepared in accordance with GAAP.  For the taxable year ending December 31, 2014, the Macerich Parties shall prepare or cause to be prepared all withholding and income tax returns for Queens JV and its subsidiaries and shall further cause such returns to be timely filed with the appropriate authorities. The Macerich Parties shall use commercially reasonable efforts to deliver draft withholding and income tax returns to 1700480 for its review on or prior to June 1, 2015. 1700480 shall have fifteen (15) Business Days following receipt of such draft withholding and income tax returns to provide comments to the Macerich Parties. The Macerich Parties and 1700480 shall work collaboratively in good faith to resolve such comments as soon as possible.  Each of the Macerich Parties and 1700480 shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to (a) any tax returns of Queens JV for any period in which 1700480 was a partner of Queens JV, (b) any tax returns of Queens Mall Limited Partnership for any period in which NY Queens REC Limited was a partner of Queens Mall Limited Partnership, (c) any tax returns of Queens Mall Expansion Limited Partnership for any period in which NY Queens REC Limited was a partner of Queens Mall Expansion Limited Partnership, and (d) any claimed withholding obligation (together, “Queens JV Tax Contest”) and furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Queens JV Tax Contest.  Each of the Macerich Parties and 1700480 shall be entitled to participate at their expense in the defense of any tax audit or administrative or court proceeding relating to any Queens JV Tax Contest, and shall cooperate in good faith in preparing for any audits of, or disputes with taxing authorities regarding any Queens JV Tax Contest.  In the case of a dispute between the Macerich Parties and 1700480, an independent accounting firm of recognized international standing as may be mutually selected by the Macerich Parties and 1700480 shall be appointed to resolve any items that remain in dispute.

2.             PURCHASE AND SALE OF SECURITIES.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date, the following transactions will occur:

2.1          Purchase and Sale of PPRLP and PPRT Interests.  1700480 shall assign all of its right, title and interest in and to 107,920 Class B Common Units in PPRLP and 30 Electing Common Units in PPRT to MACPT and 1700480 shall assign all of its rights, remedies, obligations and liabilities under the Unitholders’ Agreement (the “Unitholders’ Agreement Rights and Obligations”) to MACPT, in each case, free and clear of any liens or encumbrances created or granted by or on behalf of 1700480, and (ii) MACPT shall accept such assignment. Concurrently with such purchase and sale, 1700480 shall withdraw as a limited partner of PPRLP.  PPR GP, in its capacity as general partner of PPRLP, hereby consents to the transfer of 1700480’s equity interest in PPRLP and its withdrawal as a limited partner of PPRLP pursuant to this Agreement; provided, however, that for the avoidance of doubt 1700480 expressly reserves all rights, if any, that it may have to indemnification under the organizational documents of PPRLP as a result of its status as a limited partner until the Closing.

2.2          Purchase and Sale of Queens JV Interests.  1700480 shall assign all of its right, title and interest in and to 490 Class B Common Units in Queens JV to Macerich Queens, free and clear of any liens or encumbrances created or granted by or on behalf of 1700480, and (ii) Macerich Queens shall accept such assignment. Concurrently with such purchase and sale, 1700480 shall withdraw as a limited partner of Queens JV.  Queens GP, in its capacity as general partner of Queens JV, hereby consents to the transfer of 1700480’s equity interest in Queens JV and its withdrawal as a limited partner of Queens JV pursuant to this Agreement; provided, however, that for the avoidance of doubt 1700480 expressly reserves all rights, if any, that it may have to indemnification under the organizational documents of Queens JV as a result of its status as a limited partner until the Closing.  The 107,920 Class B Common Units in PPRLP and 30 Electing Common Units in PPRT held by 1700480 and being sold pursuant to Section 2.1 and the 490 Class B Common Units in Queens JV held by 1700480 and being sold pursuant to Section 2.2 are referred to collectively herein as the “JV Interests”.

2.3          Consideration; Allocation of Consideration.  As consideration for the assignments set forth in Sections 2.1 and 2.2, Macerich shall deliver to 1700480 (i) $1.00 in cash (the “Cash Consideration”) and (ii) 17,140,845 shares of Macerich Common Stock (the “Purchased Macerich Shares”).  A physical stock certificate, in standard form approved by the Macerich board of directors, identifying 1700480 as the registered holder thereof and representing the Purchased Macerich Shares will be made available to 1700480 at the offices of Computershare, Macerich’s transfer agent, in Edison, N.J. and Macerich shall instruct Computershare to deliver such certificate to a representative of 1700480 pursuant to such instructions as 1700480 will have delivered at least 24 hours in advance, which representative shall collect the stock certificate in person from Computershare’s office in Edison, N.J.  For purposes of reporting this transaction to governmental authorities, the parties will act in good faith to agree on the value of the total consideration attributable to equity interests in PPRLP and

PPRT and to equity interests in Queens JV as promptly as practicable after review of estimated apportionments and agreement on working capital adjustments, if any.

2.4          Voting Agreement.  If 1700480 and its affiliates (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), collectively own (beneficially or of record) greater than 9.9% of the outstanding shares of Macerich Common Stock, 1700480 shall cause to be voted in accordance with the recommendations of the Macerich board of directors such number of shares of Macerich Common Stock owned by 1700480 and such affiliates, taken together, equal to the difference of (a) the aggregate number of shares of Macerich Common Stock owned by 1700480 and its Affiliates minus (b) such number of shares that represents 9.9% of the outstanding shares of Macerich Common Stock.  The obligations pursuant to this Section 2.4 will survive the Closing (as defined below), but automatically will expire and be of no further force or effect on the first date on which OTPP and its affiliates, including 1700480, no longer own a number of shares of Macerich Common Stock that exceeds the Ownership Limit (as defined in Macerich’s charter).

2.5          Tax Treatment.  The Parties will treat and report the transaction contemplated by Section 2 of this Agreement as a purchase and sale of 107,920 Class B Common Units in PPRLP and 30 Electing Common Units in PPRT and 490 Class B Common Units of Queens JV and an assignment and assumption of the Unitholders’ Agreement Rights and Obligations.

3.                                      REPRESENTATIONS AND WARRANTIES.

3.1          Representations and Warranties of the Macerich Parties.  The Macerich Parties jointly and severally represent to 1700480 as follows:

3.1.1       Organization.  Each of the Macerich Parties has been duly formed or incorporated, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its organization, with corporate or other entity power and authority to own, lease and operate its properties and conduct its business as described in Macerich’s most recent periodic filings (the “Exchange Act Reports”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each Macerich Subsidiary (as defined below) is validly existing and in good standing under the laws of the jurisdiction of its organization, with corporate or other entity power and authority to own, lease and operate its properties and conduct its business as described in Macerich’s most recent Exchange Act Reports, except where the failure or absence, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on the results of operations, net worth, business, properties, or condition (financial or otherwise) of Macerich and the Macerich Subsidiaries (defined below), taken as a whole (such effect, a “Material Adverse Effect”).  For the avoidance of doubt, the expression “would not reasonably be expected” or the like whenever used in this Agreement shall be interpreted to mean what a reasonable person with actual knowledge of the relevant facts at the time of Closing would be able to anticipate under the circumstances would occur within a reasonably short period of time.  Each of the Macerich Parties and each other Macerich Subsidiary is duly registered and qualified to transact business in all jurisdictions in which the conduct of its business requires such registration or qualification, except where the failure so to register or qualify, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with any Macerich Party’s ability to enter into this Agreement and the agreements and other instruments being entered into by any of them concurrently herewith or pursuant to the terms hereof (collectively, the “Related Agreements”) or to perform its obligations hereunder or thereunder and except where the failure so to register or qualify, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect.  As used herein, the term “Macerich Subsidiary” means any entity listed in Macerich’s most recent Exchange Act Reports as a subsidiary of Macerich or The Macerich Partnership, L.P. (the “Operating Partnership”) and the term “Macerich Subsidiaries” has the meaning correlative thereto.

3.1.2       Authority/Consent.  The transactions contemplated by this Agreement and the Related Agreements (the “Transactions”) have been duly authorized by all necessary action on the part of the Macerich Parties and their direct and indirect owners, as applicable, and this Agreement, and each of the Related Agreements to which any Macerich Party is a party has been duly and validly executed and delivered by each such Macerich Party.  This Agreement constitutes, and each of the Related Agreements constitutes or shall constitute, when executed and delivered, the valid, legal and binding obligations of the applicable Macerich Party, enforceable against the applicable Macerich Party in accordance with their respective terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Other than such consents, approvals, authorizations, declarations or filings as have already been obtained or made or which will be made concurrent with the Closing, no consent, approval or authorization of, or declaration or filing with, any regulatory, administrative or other governmental authority on the part of any Macerich Party is required for the valid execution and delivery of this Agreement or any of the Related Agreements or for the performance hereunder or thereunder or for the valid offer, issue, sale and delivery of the Purchased Macerich Shares pursuant to this Agreement.

3.1.3       Litigation.  No action, suit or other proceeding is pending or, to any of the Macerich Parties’ knowledge, has been threatened overtly or in writing that concerns or involves the Purchased Macerich Shares, or that restricts or inhibits, or would reasonably be expected to restrict or inhibit, any of the Macerich Parties’ right or ability to enter into this Agreement or perform its respective obligations hereunder or that otherwise has resulted in or would reasonably be expected to result in a Material Adverse Effect.  There is no action, suit, claim or proceeding pending or, to the knowledge of any of the Macerich Parties, threatened overtly or in writing, against any Macerich Party or any other Macerich Subsidiary before any court or administrative agency or otherwise that is required to be described in the Exchange Act Reports, which has not been so described as required.

3.1.4       Bankruptcy.  No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to the Macerich Parties’ knowledge, threatened in writing, against any of the Macerich Parties or any other Macerich Subsidiary.

3.1.5       JV Interests.  Each of the JV Interests has been duly authorized, validly issued and is outstanding as of the date hereof.

3.1.6       Capitalization; Valid Issuance of Purchased Macerich Shares; Securities Law Compliance.  Macerich has an authorized capitalization as set forth in Macerich’s most recent Exchange Act Reports and all of the issued and outstanding shares of stock of Macerich have been duly and validly authorized and issued and are fully paid and non-assessable.  All of the partnership interests of the Operating Partnership have been duly and validly authorized and issued, are fully paid and the percentage owned of record by Macerich is as set forth in Macerich’s most recent Exchange Act Reports.  The partnership interests of the Operating Partnership owned by Macerich are owned by Macerich free and clear of all liens, encumbrances, equities or claims.  Except as set forth in Macerich’s most recent Exchange Act Reports, there are no contracts, agreements or understandings between Macerich and any other person or entity granting such person or entity the right to require Macerich or any Macerich Subsidiary to file a registration statement under the Securities Act with respect to any securities of Macerich or any Macerich Subsidiary owned or to be owned by such person or entity or require Macerich to include such securities in any registration statement filed by Macerich under the Securities Act.  The Purchased Macerich Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration stated herein, will be duly authorized, validly issued, fully paid and nonassessable.  Assuming the accuracy of 1700480’s representations set forth in Section 3.2.9, it is not necessary in connection with the offer, sale and delivery of the Purchased Macerich Shares in the manner contemplated by this Agreement to register the Purchased Macerich Shares under the Securities Act.  None of Macerich or any Macerich Subsidiary, or any person or entity on behalf of any of them, has engaged, directly or indirectly, in any form of general solicitation or general advertising in connection with the offering and sale of the Purchased Macerich Shares.

3.1.7       Macerich Financial Statements.

(a)           The consolidated financial statements of Macerich and the Macerich Subsidiaries, together with related notes and schedules as set forth or incorporated by reference in the Exchange Act Reports, present fairly the financial position and the results of operations and cash flows of Macerich and the Macerich Subsidiaries, at the indicated dates and for the indicated periods.  Such financial statements and related schedules have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, except as disclosed therein.  The summary financial and statistical data included or incorporated by reference in the Exchange Act Reports presents fairly the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of Macerich and the Macerich Subsidiaries.

(b)           KPMG LLP, who has certified the financial statements incorporated by reference in the Exchange Act Reports, is an independent public accountant as required by the Securities Act and the rules and regulations thereunder.

3.1.8       Macerich Exchange Act Compliance.  Macerich has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all documents filed by Macerich with the Commission pursuant to the Securities Act and the Exchange Act, when so filed, complied in form in all material respects with such acts and did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.1.9       Properties.

(a)           (i)  Macerich and the Macerich Subsidiaries (including any joint ventures, as applicable) have good and marketable title to all of the real property (including the properties listed as wholly owned by Macerich or its affiliates on Schedule 3.1.9 hereto) (collectively, the “Properties”) and assets reflected in the financial statements (or as described in Macerich’s most recent Exchange Act Reports) hereinabove described, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements (or as described in Macerich’s most recent Exchange Act Reports) or which are not material in amount; (ii) Macerich occupies its leased properties under valid and binding leases conforming in all material respects, to the extent such leases are described therein, to the description thereof set forth in Macerich’s most recent Exchange Act Reports; (iii) neither Macerich nor any tenant of any of the Properties is in default under any of the leases pursuant to which any Property is leased (and Macerich does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases) other than such defaults as, individually or in the aggregate, do not and are not currently expected to have a Material Adverse Effect; (iv) except as described in Macerich’s most recent Exchange Act Reports, no person has an option to purchase all or part of any Property or any interest therein other than (A) rights with respect to certain Properties owned by joint ventures in favor of the partners to such joint ventures pursuant to the agreements governing the joint ventures, or (B) options which, if exercised, do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the properties) and with all agreements between Macerich or any Macerich Subsidiary, on one hand, and a third party, on the other hand, relating to the ownership or use of any Property by Macerich or any Macerich Subsidiary, except if and to the extent disclosed in Macerich’s most recent Exchange Act Reports and except for such failures to comply that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect; (vi) there is in effect for the assets of Macerich and the Macerich Subsidiaries, and the Properties, insurance coverage that is commercially reasonable and that is consistent with the types and amounts of insurance typically maintained by prudent owners of similar assets; and (vii) Macerich does not have any knowledge of any pending or threatened condemnation proceedings, zoning change, or other similar proceeding or action that will, individually or in the aggregate, in any material respect affect the size of, use of, improvements on, construction on or access to any of the Properties, except for such proceedings or actions that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

(b)           Macerich and the Macerich Subsidiaries have current title insurance policies in reasonable amounts in effect on each of the Properties, except where the failure to have such title insurance, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Each of Macerich and each Macerich Subsidiary is covered by insurance that is customary and adequate for its business.

3.1.10              Taxes.

(a)                                 Macerich and the Macerich Subsidiaries have filed all Federal, state and foreign tax returns which have been required to be filed by them and neither Macerich nor any Macerich Subsidiary is in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, except where the failure to file or default in payment would not have, individually or in the aggregate, a material adverse effect on the results of operations, net worth, business, properties, or condition (financial or otherwise), of Macerich and the Macerich Subsidiaries, taken as a whole.

(b)                                 Macerich is organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its method of operation enables it to meet the requirements for taxation as a REIT under the Code.  Macerich has qualified, and has elected, to be taxable as a REIT, for all taxable years ending on or after December 31, 1994, and the Company expects under present law to so qualify for the taxable year ending December 31, 2014.

3.1.11              Material Adverse Change.  Since the respective dates as of which information is given in Macerich’s most recent Exchange Act Reports, there has not been any material adverse change or any development involving a prospective material adverse change in or affecting the results of operations, net worth, business, properties, or condition (financial or otherwise) of Macerich, and the Macerich Subsidiaries (including joint ventures), taken as a whole; there has not been any material change in the capital stock, or material increase in the short-term debt or long-term debt of Macerich or any Macerich Subsidiary, other than as a result of borrowings made by Macerich under its credit facilities; and there has not been any material transaction entered into by Macerich, or any Macerich Subsidiary (including any joint venture), other than transactions in the ordinary course of business and changes and transactions described in Macerich’s most recent Exchange Act Reports.  Macerich and the Macerich Subsidiaries have no material contingent obligations which are not disclosed in Macerich’s financial statements which are included in Macerich’s most recent Exchange Act Reports.

3.1.12              No Conflicts.  Neither Macerich nor any of the Macerich Subsidiaries is or with the giving of notice or lapse of time or both, will be, in violation of or in default under (i) its charter, certificate or articles of incorporation or by-laws, certificate of limited partnership or partnership agreement, limited liability company agreement or other organizational documents (collectively, “Organizational Documents”), (ii) any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound, or (iii) any law, ordinance, administrative or governmental rule or regulation applicable to Macerich or any Macerich Subsidiary or of any decree of any court or governmental agency or body having jurisdiction over Macerich or any Macerich Subsidiary, in the case of clauses (ii) and (iii), which violation or default would have, individually or in the aggregate, a Material Adverse Effect.  The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the issuance and sale of the Purchased Macerich Shares, and the fulfillment of the terms of this Agreement and the Related Agreements, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Macerich or any Macerich Subsidiary is a party or by which Macerich or any Macerich Subsidiary or any of their respective properties is bound, or of the charter, certificate or articles of incorporation or by-laws or any other Organizational Documents of Macerich or any Macerich Subsidiary or any law, rule, regulation, judgment, order, writ or decree applicable to Macerich or any Macerich Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction.

3.1.13              Intellectual Property.  Macerich and each of the Macerich Subsidiaries holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its business, as described in Macerich’s most recent Exchange Act Reports, except where the omission to hold such licenses, certificates and permits would not have, individually or in the aggregate, a Material Adverse Effect; each of Macerich and the Macerich Subsidiaries owns or possesses in the United States the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Intellectual Property”) currently used in its business in all material respects; none of Macerich or any Macerich Subsidiary has received written notice of any claim of infringement upon, misappropriation of or conflict with any Intellectual Property of any other person or entity, except where such claim of infringement, misappropriation or conflict, individually or in the aggregate with others, does not and would not reasonably be expected to have a Material Adverse Effect.

3.1.14              Investment Company.  None of Macerich or any Macerich Subsidiary is or, after giving effect to the offering and sale of the Purchased Macerich Shares contemplated hereunder, will be an “investment company” within the meaning of such term under the Investment Company Act of 1940 (as amended, the “1940 Act”), and the rules and regulations of the Commission thereunder.

3.1.15              Internal Controls.  Macerich and each Macerich Subsidiary (i) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (ii) maintains a system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act).  Macerich is not aware of any (i) failure on its part to maintain effective disclosure controls and procedures and internal control over financial reporting, each as defined in Rule 13a-15 under the Exchange Act, (ii) material weakness (as described in Auditing Standard No. 2 promulgated by the Public Company Accounting Oversight Board) in Macerich’s internal control over financial reporting (whether or not remediated) or (iii) change in Macerich’s internal control over financial reporting that has materially adversely affected, or would reasonably be expected to materially adversely affect, Macerich’s internal control over financial reporting.  Macerich is in compliance with Section 402 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as it relates to loans, in all material respects and has made all certifications required to be made pursuant to Section 302 and Section 906 of the SOX Act.

3.1.16              Environmental.  Except as otherwise contained in Macerich’s most recent Exchange Act Reports, Macerich has not authorized or conducted, and does not have knowledge of, the generation, transportation, storage, presence, use, treatment, disposal, release or other handling of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls (“PCBs”), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled or potentially subject to any remediation requirement under any Environmental Law (collectively, “Hazardous Materials”), on, in, under or affecting any real property leased or owned or by any means controlled by Macerich or any Macerich Subsidiary, including the Properties (the “Real Property”), or to the knowledge of Macerich, any real property formerly leased or owned or by any means controlled by Macerich or any Macerich Subsidiary, in violation of any Environmental Laws (as defined below) or which may require remedial or other response actions under Environmental Laws, except where such matters would not have, individually or in the aggregate, a Material Adverse Effect; to the knowledge of Macerich, the Real Property and the operations of Macerich and the Macerich Subsidiaries are in compliance with all federal, state and local laws, ordinances, rules, regulations and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, “Environmental Laws”), except where such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect, and Macerich and the Macerich Subsidiaries have, and are in compliance with, all licenses, permits, registrations and government authorizations necessary to operate under all applicable Environmental Laws, except where the failure to have or comply with such license, permit, registration or authorization would not have, individually or in the aggregate, a Material Adverse Effect.  Except as otherwise disclosed in the Exchange Act Reports, none of Macerich or any Macerich Subsidiary has received any written notice from any governmental entity or any third party and, to the knowledge of Macerich, there is no pending or threatened claim, litigation or any administrative agency proceeding that:  alleges a violation of any Environmental Laws by Macerich or any Macerich Subsidiary; alleges that Macerich or any Macerich Subsidiary is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any of the Real Property; or alleges that Macerich or any Macerich Subsidiary is liable for any contamination of the environment, contamination of the Real Property, damage to natural resources, property damage, or personal injury based on their activities or the activities of their predecessors or third parties (whether at the Real Property or elsewhere) arising under the Environmental Laws or common law principles, except for such claims, litigation or proceedings as would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.1.17              Unlawful Use of Funds and Foreign Corrupt Practices Act.  None of Macerich or any Macerich Subsidiary nor, to the knowledge of Macerich, any director, officer, agent, employee or other person associated with or acting on behalf of Macerich or any Macerich Subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.1.18              Anti-Money Laundering.  The operations of Macerich and the Macerich Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Macerich or any Macerich Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Macerich, threatened.

3.1.19              HSR.  Macerich and all entities it controls, directly or indirectly, as such terms are defined in the Rules promulgated by the Federal Trade Commission (the “Rules”) to implement the Hart-Scott Rodino Antitrust Improvements Act of 1976 ( the “HSR Act”), in the aggregate, do not hold sufficient “non-exempt” assets such that a direct acquisition of Macerich would fail to be exempt from the filing requirements of the HSR Act pursuant to the Rules.

3.1.20              Subsidiary Restrictions.  No Macerich Subsidiary is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to its equityholders (and, ultimately, to Macerich), from making any other distribution on such subsidiary’s capital stock, from repaying to Macerich or any other Macerich Subsidiary any loans or advances to such subsidiary from Macerich or such other Macerich Subsidiary or from transferring any of such subsidiary’s properties or assets to Macerich or any other Macerich Subsidiary.

3.1.21              XBRL.  The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Exchange Act Reports fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

3.1.22              Employees; ERISA.  Each of Macerich and each Macerich Subsidiary has good relationships with its employees and has not had substantial labor problems.  Except as disclosed in Macerich’s most recent Exchange Act Reports, neither Macerich nor any

Macerich Subsidiary has established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any “employee pension benefit plan” or “employee welfare benefit plan” (as such terms are defined in the United States Employee Retirement Income Security Act or “ERISA”), including, without limitation, any “multi-employer plan,” except such plans as are not required to be disclosed in Macerich’s most recent Exchange Act Reports.  Each of Macerich and each Macerich Subsidiary is in compliance with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA, except where the failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect.

3.1.23              OFAC.  None of Macerich, any of the Macerich Subsidiaries or, to the knowledge of Macerich, any director, officer, agent, employee or affiliate of Macerich or any of the Macerich Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

3.2                               Representations and Warranties of 1700480.  1700480 represents to the Macerich Parties as follows:

3.2.1                     Organization.  1700480 is duly incorporated and is validly existing under the laws of Ontario with corporate power to invest in securities and conduct its business as currently conducted.

3.2.2                     Authority/Consent.  The Transactions have been duly authorized by all necessary action on the part of 1700480, and this Agreement and the Related Agreements to which 1700480 is a party have been duly and validly executed and delivered by 1700480.  This Agreement constitutes, and the Related Agreements to be executed and delivered pursuant to this Agreement by 1700480 shall constitute, when executed and delivered, the valid, legal and binding obligations of 1700480, enforceable against 1700480 in accordance with their respective terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Other than such consents, approvals, authorizations, declarations or filings as have already been obtained or made or which will be made concurrent with the Closing, no consent, approval or authorization of, or declaration or filing with, any regulatory, administrative or other governmental authority on the part of 1700480 is required for the valid execution and delivery of this Agreement or any of the Related Agreements or for the performance hereunder or thereunder.

3.2.3                     Litigation.  No action, suit or other proceeding is pending or, to 1700480’s knowledge, has been threatened overtly or in writing that concerns or involves the JV Interests, or that restricts or inhibits any of 1700480’s right or ability to enter into this Agreement or perform their respective obligations hereunder.  There are no judgments, decrees or orders entered in any suit or proceeding against 1700480 that concern or involve any of the JV Interests, or that restrict or inhibit 1700480’s right or ability to enter into this Agreement or any Related Agreement or perform its obligations hereunder or thereunder.

3.2.4                     Bankruptcy.  No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to 1700480’s knowledge, threatened in writing, against 1700480.

3.2.5                     No Conflicts.  The execution and delivery by 1700480 of this Agreement and the Related Agreements to which 1700480 is a party and the consummation by 1700480 of the Transactions and the fulfillment of the terms of this Agreement and the Related Agreements will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which 1700480 is a party or by which 1700480 or any of its properties is bound, or of the charter, certificate or articles of incorporation or by-laws or any other Organizational Documents of 1700480 or any law, rule, regulation, judgment, order, writ or decree applicable to 1700480 of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction.

3.2.6                     JV Interests.

(a)                                 1700480 has not granted any option, right of first refusal or first opportunity or any other right to any party to acquire any right, title, or interest in the JV Interests or any portion thereof other than as set forth in the Organizational Documents of the issuers of the JV Interests.  1700480 is the sole record and beneficial owner of the JV Interests.  1700480 has valid and unencumbered title to the JV Interests, free and clear of all liens, claims or encumbrances, other than as imposed by applicable securities Laws.

(b)                                 There are no outstanding options, warrants, anti-dilution protections or other adjustment provisions, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from or sale or disposition by 1700480 of the JV Interests, other than as set forth in the Organization Documents of the issuers of the JV Interests, and, to the actual knowledge of 1700480 there is no agreement or restriction with respect to the sale of the JV Interests by it as provided herein other than as set forth in the Organizational Documents of the issuers of the JV Interests.

(c)                                  1700480 is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security in, or by any member, director or officer of, any of the issuers of the JV Interests other than as set forth in the Organizational Documents of the issuers of the JV Interests.

(d)                                 Upon the payment to 1700480 of the Cash Consideration and the Purchased Macerich Shares, and subject to the post-closing true-ups and adjustments as contemplated by Section 2.3 hereof, 1700480 will have no further claims or rights to distributions on account of the JV Interests (including, without limitation, distributions with respect to periods prior to the Closing Date) other than as set forth in this Agreement and the Related Agreements.

3.2.7                     Tax.  As of the Closing Date, 1700480 is eligible for benefits under Section 892 of the Code as a foreign government, integral parts thereof, or controlled entities thereof.

3.2.8                     OTPP Ownership; Assets.  1700480 is a wholly owned subsidiary of OTPP.  The assets of 1700480 exceed $3,000,000,000.

3.2.9                     Investment Status.

(a)                                 1700480 is acquiring the Purchased Macerich Shares for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any other laws, statutes, codes, executive orders, licensing requirements, ordinances and any rule or regulation of any governmental entity, including any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or governmental entity having the effect of law in each such jurisdiction (collectively, a “Law”).  1700480 understands that Macerich has not registered the Purchased Macerich Shares under the Securities Act, or under the Laws of any other jurisdiction (including the blue sky or securities laws of any state of the United States), that the Purchased Macerich Shares constitute “restricted securities” under the Securities Act and that the Purchased Macerich Shares constitute an illiquid investment, and 1700480 agrees that it will not sell any of the Purchased Macerich Shares unless the Purchased Macerich Shares are registered under applicable securities Laws, or exempt pursuant to exemptions from registration thereunder, and such sale otherwise complies with all applicable Laws of relevant jurisdictions.  1700480 further understands that, in view of the foregoing restrictions on dispositions of the Purchased Macerich Shares, it will be required to bear the economic risks of its ownership of the Purchased Macerich Shares for an indefinite period of time.

(b)                                 1700480 is acquiring the Purchased Macerich Shares for its own account and not for the account of any other Person and shall not sell the Purchased Macerich Shares or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the Purchased Macerich Shares without complying with all applicable requirements of applicable Law.

(c)                                  1700480 is an “accredited investor” (as defined in Rule 501 under the Securities Act).  1700480 has had access to such financial and other information concerning Macerich and any of its affiliates and the Purchased Macerich Shares as it deemed necessary in connection with its decision to purchase any of the Purchased Macerich Shares, including an opportunity to ask questions and request information from Macerich.

3.2.10              Unlawful Use of Funds and Foreign Corrupt Practices Act.  Neither 1700480 nor, to the knowledge of 1700480, any director, officer, agent, employee or other person associated with or acting on behalf of 1700480 has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.2.11              Anti-Money Laundering.  The operations of 1700480 are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving 1700480 with respect to the Money Laundering Laws is pending or, to the knowledge of 1700480, threatened.

3.2.12              OFAC.  Neither 1700480 nor, to the knowledge of 1700480, any director, officer, agent, employee or affiliate of 1700480 is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.                                      CLOSING; CLOSING DELIVERIES.

4.1                               Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 immediately following the execution of this Agreement.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  The parties agree that the Closing may be consummated by electronic exchange of documents.  The Closing shall occur in the sequence set forth in Sections 1 and 2 above.

4.2                               Closing Deliveries.

4.2.1                     Macerich Parties’ Deliverables.  On the Closing Date, the Macerich Parties shall deliver or cause to be delivered to 1700480:

(a)                                 The cash consideration described in Section 2.3 above by wire transfer of immediately available funds to an account specified in writing by 1700480 and electronic evidence of the issuance of the Purchased Macerich Shares;

(b)                                 Two (2) counterpart originals of the Assignment of Interests in favor of MACPT, duly executed and delivered by 1700480, in the form of Exhibit A attached hereto (the “PPRLP P&S Assignment”), effecting the assignment to MACPT of 107,920 Class B Common Units in PPRLP and 30 Electing Common Units of PPRT and the Assignment and Assumption of the Unitholders’ Agreement Rights and Obligations;

(c)                                  Two (2) counterpart originals of the Assignment of Interests in favor of Macerich Queens, duly executed and delivered by 1700480, in the form of Exhibit B attached hereto (the “Queens P&S Assignment”), effecting the assignment to Macerich Queens of 490 Class B Common Units in Queens JV;

(d)                                 Two (2) counterpart originals of the Ownership Limit Waiver (the “Ownership Limit Waiver”);

(e)                                  Two (2) counterpart originals of the Registration Rights Agreement in the form of Exhibit D attached hereto (the “Registration Rights Agreement”);

(f)                                   With respect to Queens Center REIT LLC, a First Amendment to the Limited Liability Company Agreement of Queens Center REIT LLC signed by Queens JV LP, evidencing the consent of the Class B Managers to the same;

(g)                                  With respect to PPRT, a Consent of Electing Common Unitholders signed by Macerich PPR Corp.;

(h)                                 (i) From O’Melveny & Myers LLP, as special counsel to Macerich, an opinion that Macerich has qualified as a REIT under the Code, beginning with its taxable years ended December 31, 1994 through its taxable years ended December 31, 2013, and its method of operation is expected to permit Macerich to qualify as a REIT for its taxable year ending December 31, 2014, and (ii) from Goodwin Procter LLP, counsel for Macerich, and from Venable LLP, Maryland counsel to Macerich, opinions in the forms attached hereto as Exhibit E and F;

(i)                                     A certificate from the secretary of Macerich certifying as to the adoption of certain resolutions by the Macerich board of directors relating to the exemption of the issuance and sale of the Purchased Macerich Shares and the fulfillment of the terms of this Agreement and the Related Agreements from the Maryland Business Combination Act and as to the approval of the issuance of the Purchased Macerich Shares for purposes of Section 16b-3 promulgated under the Exchange Act;

(j)                                    Any other documents, instruments or agreements called for hereunder which have not been previously delivered, and such other documents, instruments and agreements, if any, as may reasonably be requested by 1700480 and necessary to implement or memorialize the Transactions, provided that the same shall not subject the Macerich Parties to any obligation, liability or expense not specifically provided for in this Agreement.

4.2.2                     OTPP Parties’ Deliverables.  On the Closing Date, 1700480 shall deliver or cause to be delivered to the Macerich Parties the following:

(a)                                 Two (2) counterpart originals of the PPRLP P&S Assignment;

(b)                                 Two (2) counterpart originals of the Queens P&S Assignment;

(c)                                  Two (2) counterpart originals of a representation letter to Macerich executed by 1700480 and OTPP required in connection with the Ownership Limit Waiver;

(d)                                 Two (2) counterpart originals of the Registration Rights Agreement;

(e)                                  A FIRPTA Certificate duly executed and delivered by 1700480 in accordance with Treasury Regulations Section 1.1445-10T(b)(1), citing the applicable Treasury Regulations Section under Section 892 of the Code that exempts 1700480 from U.S. federal income tax on the sale, substantially in the form attached hereto as Exhibit G;

(f)                                   An updated IRS Form W-8EXP duly executed and delivered by 1700480;

(g)                                  Resignation letters, executed by the individuals serving “OTPP Trustees” (with respect to PPRT), “Class B Advisors” (with respect to PPRLP and Queens JV) and “Class B Managers” (with respect to Queens Center), all as listed on Exhibit I attached hereto, resigning such positions effective as of the Closing;

(h)                                 With respect to PPRT, a letter executed by 1700480, in the form of Exhibit I attached hereto, designating the Macerich individuals set forth on Exhibit K attached hereto as the “OTPP Trustees” effective as of the Closing;

(i)                                     With respect to PPRLP, a letter executed by 1700480, in the form of Exhibit L attached hereto, designating the Macerich individuals set forth on Exhibit M attached hereto as the “Class B Advisors” effective as of the Closing;

(j)                                    With respect to Queens JV, a letter executed by 1700480, in the form of Exhibit N attached hereto, designating the Macerich individuals set forth on Exhibit O attached hereto as the “Class B Advisors” effective as of the Closing;

(k)                                 With respect to Queens Center REIT LLC, a countersigned First Amendment to the Limited Liability Company Agreement of Queens Center REIT LLC, evidencing the consent of the Class B Mangers to the same;

(l)                                     With respect to PPRT, a Consent of Electing Common Unitholders signed by 1700480; and

(m)                             Any other documents, instruments or agreements called for hereunder which have not been previously delivered, and such other documents, instruments and agreements, if any, as may reasonably be requested by the Macerich Parties and necessary to implement or memorialize the Transactions, provided that the same shall not subject 1700480 to any obligation, liability or expense not specifically provided for in this Agreement.

5.                                      TAX MATTERS.

(a)                                 The Macerich Parties agree to operate PPRT and Queens Center in a manner consistent with the requirements for qualification as a REIT under the Code and to maintain the REIT status of PPRT and Queens Center at least through January 1, 2015.  The Macerich Parties agree that PPRT and Queens Center will not sell any U.S. real property interests from the Closing Date until at least through January 1, 2015.

(b)                                 The Macerich Parties and 1700480 agree, unless otherwise required by applicable law, to report the Transactions on any tax return or filing in a manner consistent with this Agreement as including the sale of common interests in PPRT and Queens Center by 1700480.

(c)                                  Macerich shall provide to 1700480 by November 15 of each year an estimate of the capital gain component of dividends paid for the period starting on the immediately preceding January 1 and ending on October 31, so as to enable 1700480 to comply with its tax reporting and compliance obligations.

(d)                                 Macerich acknowledges that 1700480 has provided Macerich with IRS Forms W-8BEN-E and W-8EXP, and Macerich agrees to withhold in accordance with the exemptions claimed on such form.

(e)                                  With respect to any issues raised on an Internal Revenue Service audit of Macerich which involves 1700480 and/or OTPP, Macerich will use reasonable efforts to provide 1700480 and OTPP with notice thereof, and Macerich agrees to cooperate with 1700480 and OTPP regarding any statements relating to OTPP’s U.S. tax status.

(f)                                   Any transfer, documentary, registration, sales, use, value-added, stamp or other taxes and any recording, conveyance or filing fees incurred with respect to the Transactions contemplated by this Agreement that relate to transfers by 1700480 or the Macerich Parties and all fines, penalties, interest, and additions thereto (“Transfer Taxes”) will be borne by the parties as follows: (i) any New York State Real Estate Transfer Taxes and New York City Real Property Transfer Taxes, if any, (the “NY Transfer Taxes”) imposed on the Transactions as a result of the Transactions and any transactions by Macerich and its affiliates previously disclosed to 1700480 involving direct and indirect transfers of Queens Center that occurred prior to the Closing Date (such previously disclosed transactions, the “Previously Disclosed Transactions”) will be split on a 50/50 basis between 1700480 on one hand and the Macerich Parties on the other hand; provided, however, that the Macerich Parties shall bear any and all NY Transfer Taxes imposed (a) on the Transactions as a result of any transactions that occurred prior to the Closing Date that are not Previously Disclosed Transactions and (b) on the Transactions as a result of any transactions that occur after the Closing Date, and (ii) all other Transfer Taxes will be borne by the Macerich Parties.  1700480 and the Macerich Parties shall cooperate in timely making (and provide each other upon request) all filings, payments, returns, reports, and forms as may be required to comply with the provisions of such tax laws.  All such tax returns shall be prepared by the Macerich Parties and shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to 1700480 for 1700480’s written approval not less than fifteen (15) business days prior to the due date for the filing of such tax return, which written approval shall not be unreasonably withheld, conditioned or delayed.  Each of the Macerich Parties and 1700480 shall be entitled to participate at their expense in the preparation and review of tax returns relating to Transfer Taxes, and shall cooperate in good faith in complying with related requirements, including promptly responding to requests for information regarding any tax returns relating to Transfer Taxes.  Each of the

Macerich Parties and 1700480 shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Transfer Taxes and furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Transfer Taxes.  Each of the Macerich Parties and 1700480 shall be entitled to participate at their expense in the defense of any tax audit or administrative or court proceeding relating to Transfer Taxes, and shall cooperate in good faith in preparing for any audits of, or disputes with taxing authorities regarding any Transfer Tax Returns.  In the case of a dispute between the Macerich Parties and 1700480, the determination of the Macerich Parties shall control.

6.                                      NO RIGHT OF SET-OFF, ETC.  All payments by the parties hereunder, including the payment of the cash and stock consideration described in Section 23 above shall be made without set-off, withholding, counterclaim or deduction of any kind.

7.                                      FURTHER ASSURANCES.  Each of the parties hereto, at any time and from time, upon request by any other party hereto (and at such requesting party’s sole cost and expense), will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further documents and assurances, if any, as may reasonably be required for the effectuation of the Transactions, provided that the same shall not subject such party to any obligation, liability or expense not specifically provided for in another provision of this Agreement.

8.                                      ASSIGNMENT.  This Agreement shall be binding upon the successors and assigns of the parties hereto; provided, however, that none of the Macerich Parties, on the one hand, or 1700480, one the other hand, may assign any right or obligation under this Agreement to any other person or entity without the prior written consent of 1700480 (in the case of an assignment by any Macerich Party or a successor thereto) or Macerich (in the case of an assignment by 1700480 or a successor thereto), as applicable; and provided further that (a) no such consent of Macerich shall be required for any assignment by 1700480 (or any successor thereto) to OTPP or entities wholly-owned, directly or indirectly, by OTPP, (b) no consent of 1700480 shall be required for any assignment by a Macerich Party (or any successor thereto) to Macerich or any entities wholly-owned, directly or indirectly, by Macerich, (c) not later than five (5) days following an assignment described in clauses (a) or (b) above, the assigning party shall give the other party notice of the assignment, including reasonable details regarding the assignee, (d) the consent of Macerich for an assignment by 1700480 (or any successor thereto) to any other affiliates of OTPP will not be unreasonably withheld, and (e) the consent of 1700480 for an assignment by a Macerich Party (or any successor thereto) to any other affiliates of Macerich will not be unreasonably withheld by 1700480.

9.                                      BROKERS.  Each of the parties hereto represents and warrants to the other that, except as stated below, it has not dealt with any broker, finder or other party entitled to a broker’s or finder’s fee, or other commissions or compensation, arising out of or in connection with the execution of this Agreement.  Macerich advises 1700480 that it has engaged Goldman, Sachs & Co. in connection with the Transactions and agrees that it will pay all fees and other amounts owing to Goldman, Sachs & Co. in connection therewith and agrees to indemnify 1700480 and its affiliates against any and all such amounts.  1700480 advises the Macerich Parties that it has engaged Credit Suisse Securities (USA) LLC in connection with the Transactions and agrees that it will pay all fees and other amounts owing to Credit Suisse Securities (USA) LLC in connection therewith and agrees to indemnify the Macerich Parties and their affiliates against any and all such amounts.

10.                               SURVIVAL.  The representations and warranties of the Macerich Parties and 1700480 set forth in Section 3 of this Agreement shall survive the Closing hereunder through and until midnight, Eastern Standard Time, on the second anniversary of the date of the Closing (the “Survival Period”), except for the warranties and representations of the Macerich Parties contained in Sections 3.1.1, 3.1.2, 3.1.5, 3.1.6 and 3.1.10, which shall survive indefinitely.  The covenants contained in or made pursuant to this Agreement shall survive the Closing indefinitely, except for any provisions which expire by their terms.  Notwithstanding anything to the contrary contained in this Agreement, if (a) 1700480, with Actual Knowledge of (i) a default in any of the covenants, agreements or obligations to be performed prior to Closing by Macerich under this Agreement or under any closing document, and/or (ii) any breach of any representation or warranty of Macerich made in this Agreement or any closing document, nonetheless elects to proceed to Closing, then upon the consummation of the Closing, 1700480 shall be deemed to have waived any such default and breach and shall have no claim against Macerich with respect thereto, or any termination or unwind right hereunder by reason thereof, and (b) if Macerich, with Actual Knowledge of (i) a default in any of the covenants, agreements or obligations to be performed prior to Closing by 1700480 under this Agreement or under any closing document, and/or (ii) any breach of any representation or warranty of 1700480 made in this Agreement or any closing document, nonetheless elects to proceed to Closing, then upon the consummation of the Closing, the Macerich Parties shall be deemed to have waived any such default and breach and shall have no claim against 1700480 with respect thereto, or any termination or unwind right hereunder by reason thereof.  For purposes of this agreement “Actual Knowledge” and other similar words or phrases means, with respect to 1700480, the present, actual knowledge, without any duty of inquiry, of Russ Goin or Sandra Hardy, and, with respect to Macerich, the present, actual knowledge, without any duty of inquiry, of Tom Leanse or Eric Salo.

11.                               MISCELLANEOUS.

11.1                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of law principles.

11.2                        Notices.   Each notice, request, demand and other communication hereunder will be in writing and will be deemed to have been duly given (i) when delivered by hand (so long as the delivering party shall have received a receipt of delivery executed by the party to whom such notice was delivered), or (ii) three (3) business days after deposited in United States certified or registered mail, postage prepaid, return receipt requested, or (iii) when sent by email (in each case, with receipt confirmed) provided a copy is also sent by United States mail or recognized overnight courier service, or (iv) one (1) business day after delivery to a recognized overnight courier service, in each case addressed to the parties as follows (or to such other address as a party may designate by notice to the others):

If to any of the Macerich Parties:

c/o The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401
Attention: Chief Financial Officer and Chief Legal Officer
Facsimile: (310) 394-7692
Email: Thomas.Leanse@macerich.com
Tom.O’Hern@macerich.com

With copies to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Ettore A. Santucci
John T. Haggerty
Facsimile: (617) 523-1231
Email: Esantucci@goodwinprocter.com
Jhaggerty@goodwinprocter.com

DLA Piper LLP (US)
550 S. Hope Street, Suite 2300
Los Angeles, California 90071
Attention: Michael Hamilton, Esq.
Facsimile: (213) 330-7536
Email: michael.hamilton@dlapiper.com

If to 1700480:	c/o The Cadillac Fairview Corporation Limited
20 Queen Street West, 5th Floor
Toronto, Ontario M5H 3R4
Attention: Sandra Hardy
Facsimile: (416) 598-8222
Email: sandra.hardy@cadillacfairview.com

And:	1700480 Ontario Inc.
c/o The Cadillac Fairview Corporation Limited
20 Queen Street West, 5th Floor
Attention: Russell Goin
Email: russell.goin@cadillacfairview.com

With a copy to:	Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Attention: Benjamin Weber
Facsimile: (212) 291-9162
Email: weberb@sullcrom.com

11.3                        No Third Party Beneficiaries.  Except to the extent otherwise expressly provided herein, the parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

11.4                        Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

11.5                        Amendments.  This Agreement may not be amended, altered or modified except by a written instrument signed by all parties.

11.6                        Headings.  The headings in the Sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

11.7                        Integration.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

11.8                        Litigation Costs and Expense.  If any action arising out of this Agreement is brought by any party hereto against any other party, then and in that event the unsuccessful party to such action shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party, including, without limitation, expert witness and other witness fees, costs and expenses, and if the prevailing party shall recover judgment in such action, such costs, expenses and attorneys’ fees shall be included in and as part of such judgment.

11.9                        Interpretation.  This Agreement is the result of negotiations between the parties, none of whom has acted under any duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings.  Each of the parties hereby waives the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguities or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed Agreement or any earlier draft of the same.

11.10                 Severability.  If any provision of this Agreement or any portion of any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not alter the remaining portion of such provision, or any other provision hereof, as each provision of this Agreement shall be deemed severable from all other provisions hereof.

11.11                 Time of the Essence.  Time is of the essence with respect to each and every obligation herein.

11.12                 No Recourse Against Certain Persons.  Notwithstanding anything to the contrary contained herein, or in any Related Agreement, no recourse under or upon any obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the direct or indirect constituent members, stockholders, affiliates or partners of any of 1700480, OTPP or the Macerich Parties or the direct or indirect partners, shareholders, members, officers, directors, employees, agents and representatives (but specifically excluding any such entities or persons that are direct parties hereto or to any Related Agreement, in their capacity as such) (collectively, the “Non-Recourse Parties”) of any of 1700480, OTPP or the Macerich Parties or such Non-Recourse Parties, with respect to this Agreement or any Related Agreement, and by acceptance of this Agreement, each party expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to this Agreement or any Related Agreement against, or to satisfy any claim or obligation arising thereunder against, any of such Non-Recourse Parties or out of any of their assets.

12.                               FILINGS UNDER CANADIAN SECURITIES LAW.

(a)                                 Macerich agrees to provide 1700480, upon request, such information as is reasonably requested by 1700480, to the extent that the same is (i) actually known by Macerich or (ii) reasonably available to it as a result of (A) inquiry of its transfer agent, based on the transfer agent’s existing records without further inquiry of record or beneficial holders of Macerich Common Stock, (B) set forth in publicly available filings made by third parties with the SEC on Schedule 13D, (C) information contained in similar public filings of which Macerich is aware, concerning the number of beneficial owners of Macerich Common Stock who are residents of Canada and the percentage of Macerich Common Stock owned by such residents; provided than Macerich will only be required to provide such information if its use and sharing with third parties is not subject to confidentiality or other restrictions, whether by contract, law, regulation or otherwise, as determined by Macerich in its reasonable discretion.

(b)                                 Macerich agrees to cooperate with 1700480 as reasonably requested in order to facilitate the preparation and submission by 1700480 (or by OTPP) of an application for exemption from certain Canadian securities laws for the resale by 1700480 of the Purchased Macerich Shares, such cooperation to include (i) providing such documentation to the Canadian securities authorities as is reasonably requested by 1700480 and reasonably available to Macerich and (ii) making reasonable certification of facts of which Macerich has knowledge; provided that 1700480 or OTPP shall provide reimbursement for reasonable out-of-pocket expenses incurred by Macerich in connection with such cooperation.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

1700480 ONTARIO INC.,
a corporation existing under laws of the Province of Ontario

By:	/s/ Russell T. Goin
Name:	Russell T. Goin
Title:	Vice President

By:	/s/ Sandra J. Hardy
Name:	Sandra J. Hardy
Title:	Vice President and Secretary

THE MACERICH PARTIES:

THE MACERICH COMPANY,
a Maryland corporation

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

PACIFIC PREMIER RETAIL LP,
a Delaware limited partnership

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

MACERICH PPR GP LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

MACPT LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

QUEENS JV LP,
a Delaware limited partnership

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

QUEENS JV GP LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

MACERICH QUEENS JV LP,
a Delaware limited partnership

By:	Macerich Queens JV GP LLC,
a Delaware limited liability company
its general partner

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, CLO
and Secretary

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Master Agreement have been omitted from this Exhibit 2.1.

SCHEDULE 3.1.9               LIST OF WHOLLY-OWNED PROPERTIES

EXHIBIT A:	FORM OF ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS (PPRLP) AND ELECTING COMMON UNITS (PPRT)
EXHIBIT B:	FORM OF ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS (QUEENS JV LP)
EXHIBIT C:	[INTENTIONALLY OMITTED]
EXHIBIT D:	FORM OF REGISTRATION RIGHTS AGREEMENT (filed separately)
EXHIBIT E:	FORM OF OMM OPINION LETTER
EXHIBIT F:	FORM OF GP OPINION LETTER AND VENABLE OPINION LETTER
EXHIBIT G:	FORM OF 1700480 FIRPTA
EXHIBIT H:	[INTENTIONALLY OMITTED]
EXHIBIT I:	LISTS OF INDIVIDUALS RESIGNING AS CLASS B ADVISORS (PPRLP AND QUEENS JV), OTPP TRUSTEE (PPRT) AND CLASS B MANAGERS (QUEENS CENTER)
EXHIBIT J:	FORM OF DESIGNATION OF REPLACEMENT OTPP TRUSTEES (PPRT)
EXHIBIT K:	FORM OF DESIGNATION OF REPLACEMENT CLASS B ADVISORS (PPRLP)
EXHIBIT L:	FORM OF DESIGNATION OF REPLACEMENT CLASS B ADVISORS (QUEENS JV)
EXHIBIT M:	FORM OF FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF QUEENS CENTER (WITH DESIGNATION OF REPLACEMENT)